Exhibit 99.1

419 WEST PIKE STREET — P.O. BOX 629 — JACKSON CENTER, OHIO 45334-0629

PHONE 574-970-7912

N E W S R E L E A S E

Date:	January 16, 2013

Contact:	Peter B. Orthwein or Jeffery A. Tryka, CFA

THOR NAMES DOMINIC ROMEO CHIEF FINANCIAL OFFICER

Thor Industries, Inc. (NYSE:THO) today announced that it has named Dominic Romeo as Senior Vice President and Chief Financial Officer effective February 4, 2013. Mr. Romeo has extensive experience in a variety of senior financial functions, having served most recently as Vice President and Chief Financial Officer of publicly traded IDEX Corporation, a $2 billion diversified international manufacturer. During his seven-year tenure IDEX more than doubled both revenues and earnings.

Mr. Romeo began his career as an audit manager and CPA with PricewaterhouseCoopers (PwC) in South Bend, Indiana. He went on to hold key positions with General Electric and AlliedSignal, Inc., and later Honeywell where he served in a number of roles over his nine year tenure, including Vice President and Chief Financial Officer of Honeywell Aerospace, a $10 billion business. Mr. Romeo’s board affiliations include Federal Signal Corporation and GSI Group.

The Company also announced the promotion of Colleen Zuhl to Vice President and Corporate Controller effective February 4, 2013. Mrs. Zuhl has served as interim Chief Financial Officer since October 15, 2012, having previously served as Director of Finance. In Mrs. Zuhl’s new role as Corporate Controller, all of Thor’s corporate finance and accounting functions will report to her.

“We are excited to welcome Dominic Romeo to the Thor family,” commented Peter B. Orthwein, Thor Chairman and Chief Executive Officer. “Dom has a proven track record of success in several high-profile positions with companies in both the private and public sectors, and he brings the talent, skills and experience that will enable him to assume a leadership role at Thor, both in corporate finance and business strategy. He also has a long history of working effectively with senior operating executives, which will complement the Thor structure very well. I am certain that Dom will be successful in his new role as we welcome him back to northern Indiana.”

Commenting on his new appointment, Mr. Romeo noted his excitement to be moving back to the area, given his boyhood roots in northern Indiana where he still maintains a residence. Mr. Romeo will report directly to Peter B. Orthwein, Thor’s Chairman and Chief Executive Officer.

Commenting on Mrs. Zuhl’s promotion, Mr. Orthwein added, “We are very fortunate to have Colleen on our finance team as she has played an integral role in this transition as interim CFO. We appreciate her service, and I am confident she will have continued success in her new role as Corporate Controller.”

Thor is the sole owner of operating subsidiaries that, combined, represent the world’s largest manufacturer of recreational vehicles and is a major builder of commercial buses and ambulances.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended October 31, 2012. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.